As filed with the Securities and Exchange Commission on February 8, 2024

Registration No. 333-223718

 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

 POST-EFFECTIVE AMENDMENT NO. 6

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Vale S.A.

(Exact name of registrant as specified in its charter)

The Federative Republic of Brazil (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)
Praia de Botafogo 186 — offices 701-1901 — Botafogo Rio de Janeiro, RJ, Brazil (Address of Principal Executive Offices)	22250-145 (Zip Code)

 Matching Program

2024 Cycle

(Full Title of the plan)

 Vale Americas Inc.

140 E. Ridgewood Avenue, Suite 415

South Tower, Paramus, New Jersey 07652

(Name and address of agent for service)

(416) 687- 6041

(Telephone number, including area code, of agent for service)

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 6 relates to the Registration Statement on Form S-8 (File No. 333-223718) (the “Registration Statement”) of Vale S.A. (the “Registrant”), which was filed with the U.S. Securities and Exchange Commission on March 16, 2018. The Registration Statement registered 5,000,000 common shares of the Registrant’s stock (the “Shares”), to be offered pursuant to its Matching Program 2018 Cycle.

On April 2, 2019, the Registrant filed with the Securities and Exchange Commission a Post-Effective Amendment No. 1 to the Registration Statement No. 333-223718 in order to reflect the amended terms of an additional plan cycle, the Vale Matching Program 2019 Cycle.

On March 3, 2020, the Registrant filed with the Securities and Exchange Commission a Post-Effective Amendment No. 2 to the Registration Statement No. 333-223718 in order to reflect the amended terms of an additional plan cycle, the Vale Matching Program 2020 Cycle.

On March 3, 2021, the Registrant filed with the Securities and Exchange Commission a Post-Effective Amendment No. 3 to the Registration Statement No. 333-223718 in order to reflect the amended terms of additional plan cycles, the Vale Matching Program 2021 Cycle and Vale Matching Program 2020 Cycle for China.

On March 3, 2022, the Registrant filed with the Securities and Exchange Commission a Post-Effective Amendment No. 4 to the Registration Statement No. 333-223718 in order to reflect the amended terms of additional plan cycles, the Vale Matching Program 2022 Cycle.

On March 17, 2023, the Registrant filed with the Securities and Exchange Commission a Post-Effective Amendment No. 5 to the Registration Statement No. 333-223718 in order to reflect the amended terms of additional plan cycle, the Matching Program 2023 Cycle.

The purpose of this Post-Effective Amendment No. 6 is to amend the Registration Statement to reflect the terms of additional plan cycle, the Matching Program 2024 Cycle (the “2024 Cycle”).

Under the 2024 Cycle, as in prior cycles, Shares will be offered to certain eligible employees, subject to the satisfaction of applicable vesting conditions, in connection with those employees’ own purchase of Shares. No additional securities are being registered hereby.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.  Exhibits.

The following exhibits are filed herewith or incorporated herein by reference:

Exhibit number	Document

4.8	Vale Matching Program 2024 Cycle

24	Power of Attorney (included on signature pages)

SIGNATURES

Pursuant to the requirements of the Securities Act, Vale certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rio de Janeiro, State of Rio de Janeiro, Brazil on February 8, 2024.

VALE S.A.

By:	/s/ Eduardo de Salles Bartolomeo
Name:	Eduardo de Salles Bartolomeo
Title:	Chief Executive Officer

By:	/s/ Gustavo Duarte Pimenta
Name:	Gustavo Duarte Pimenta
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Eduardo de Salles Bartolomeo and Mr. Gustavo Duarte Pimenta, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 6 to the Registration Statement has been signed by the following persons in the capacities indicated below on February 8, 2024, in respect of Vale.

SIGNATURE		TITLE

/s/ Eduardo de Salles Bartolomeo
Eduardo de Salles Bartolomeo		Chief Executive Officer

/s/ Gustavo Duarte Pimenta
Gustavo Duarte Pimenta		Chief Financial Officer

Vale Americas Inc.		Authorized Representative of Vale S.A. in the United States

By:	/s/ Paul Casbar
Paul Casbar

/s/ Daniel André Stieler
Daniel André Stieler	Chairman of the Board of Directors

/s/ João Luiz Fukunaga
João Luiz Fukunaga	Director

/s/ Fernando Jorge Buso Gomes
Fernando Jorge Buso Gomes	Director

Luis Henrique Cals de Beauclair Guimarães	Director

Paulo Hartung	Director

/s/ Vera Marie Inkster
Vera Marie Inkster	Director

/s/ Shunji Komai
Shunji Komai	Director

André Viana Madeira	Director

Rachel de Oliveira Maia	Director

/s/ Manuel Lino Silva de Sousa Oliveira
Manuel Lino Silva de Sousa Oliveira	Director

José Luciano Duarte Penido	Director

Marcelo Gasparino da Silva	Director

/s/ Douglas James Upton
Douglas James Upton	Director

EXHIBIT INDEX

Exhibit number	Document

4.8	Vale Matching Program 2024 Cycle

24	Power of Attorney (included on signature pages)